EXHIBIT 99.1

February 1, 2018
WESTMORELAND RESOURCES GP, LLC
9540 South Maroon Circle, Suite 300
Englewood, Colorado 80112
Attention: Secretary

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WESTMORELAND RESOURCE PARTNERS, LP
9540 South Maroon Circle, Suite 300
Englewood, Colorado 80112
Attention: Secretary

Re: Notice Regarding Continued Renegotiation and Reservation of Rights re Provision of Shared Services

Ladies and Gentlemen:

As you are aware, Westmoreland Coal Company (“WLB”) has for several months engaged in extensive discussions with the Conflicts Committee of the Board of Westmoreland Resources GP, LLC (the “GP”), Westmoreland Resource Partners, LP (“WMLP”), and WMLP’s term loan lenders regarding various iterations of a proposed restructuring transaction that would consensually transfer to the WMLP term loan lenders full ownership of the assets that are collateral for their term loans.  As you also are aware, certain of these potential transactions also proposed to transfer consensually to the WMLP term loan lenders additional assets in which the WMLP term loan lenders presently do not have a security interest.

These negotiations included the terms upon which WLB would agree to continue to directly and/or indirectly support WMLP and the GP. The GP currently provides shared services to WMLP pursuant to that certain Services Agreement, dated as of January 1, 2015 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Services Agreement”). Unfortunately, these negotiations have not yet resulted in an agreement.

Despite the foregoing, WLB hereby informs the GP and WMLP that WLB intends to continue pursuing value maximizing transactions for all relevant stakeholders, including through continued renegotiation towards market terms and conditions underlying provision of such shared services. And if a mutually agreeable resolution of this continued renegotiation is not reached by June 1, 2018, this letter reserves all rights regarding the scope of employees and/or services that WLB is presently providing to the GP and/or WMLP, with respect to WMLP’s operations and activities.  Although WLB is not a party to the Services Agreement, WLB is providing this notice 120 days in advance of June 1, 2018, consistent with the notice period expressly set forth in Section 5.4 of the Services Agreement.

However, and to be clear, if circumstances warrant, WLB is willing to continue to provide services and employees beyond June 1, 2018, if doing so will facilitate value-maximizing transactions for all relevant stakeholders. Furthermore, during this 120-day period, WLB remains committed to continuing negotiations with all parties towards the collective goal of a consensual restructuring transaction—and WLB reserves all of its rights, claims, and defenses regarding this and any related matter(s).

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Sincerely,

WESTMORELAND COAL COMPANY

By: /s/ Gary Kohn
Name: Gary Kohn
Title: Chief Financial Officer